Exhibit 3-a(1)

ADVANCED BATTERY TECHNOLOGIES, INC.

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES F 0% CONVERTIBLE PREFERRED STOCK

Advanced Battery Technologies, Inc., a corporation duly existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of §151(g) of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  The Board of Directors of the Corporation signed a unanimous consent whereby resolutions were duly adopted settling forth a proposed amendment of the Certificate of Designation of Preferences, Rights and Limitations of the Series F 0% Convertible Preferred Stock in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Designation of Preferences, Rights and Limitations of the Series F 0% Convertible Preferred Stock of this Corporation, filed with the Secretary of State on June 15, 2009, shall be amended to eliminate the first sentence of Section 4 thereof and to insert in its place the following:

“Subject to Section 6(d) and the Beneficial Ownership Limitation, each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder’s Preferred Stock would be convertible on the record date for the vote or consent of stockholders if the Conversion Price were $4.23 (subject to adjustments set forth in Section 7 hereof), and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock.”

SECOND:   That the holders of 100% of the issued and outstanding shares of the Series F 0% Convertible Preferred Stock approved said proposed amendment, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Certificate of Designation to be executed as of June 24, 2009.

ADVANCED BATTERY TECHNOLOGIES, INC.

By:	/s/ Zhiguo Fu
Zhiguo Fu
Chief Executive Officer